Exhibit 99.1

Zoës Kitchen Announces Second Quarter 2014 Results

PLANO, TX - (BUSINESS WIRE) - August 28, 2014 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and twenty-eight weeks ended July 14, 2014.

Highlights for the twelve weeks ended July 14, 2014 as compared to the twelve weeks ended July 15, 2013:

•	Total revenue increased 54.1% to $41.9 million.

•	Comparable restaurant sales increased 7.5%.

•	Opened seven Company-owned restaurants.

•	Restaurant contribution increased 59.4% to $8.8 million.

•	Adjusted EBITDA* increased 44.1% to $4.7 million.

•
Net income was $1.1 million, or $0.06 per diluted share, for the twelve weeks ended July 14, 2014, compared to net income of $0.4 million, or $0.03 per diluted share, for the twelve weeks ended July 15, 2013.

•
Adjusted net income* was $0.8 million, or $0.04 per diluted share, for the twelve weeks ended July 14, 2014, compared to Adjusted net income of $0.6 million or $0.03 per diluted share, for the twelve weeks ended July 15, 2013.

Highlights for the twenty-eight weeks ended July 14, 2014 as compared to the twenty-eight weeks ended July 15, 2013:

•	Total revenue increased 50.5% to $88.2 million.

•	Comparable restaurant sales increased 6.5%.

•	Opened 20 Company-owned restaurants and acquired two franchise restaurants.

•	Restaurant contribution increased 56.0% to $18.2 million.

•	Adjusted EBITDA* increased 43.4% to $8.6 million.

•
Net loss was $8.9 million, or $0.56 per diluted share, for the twenty-eight weeks ended July 14, 2014, compared to a net loss of $1.0 million, or $0.08 per diluted share, for the twenty-eight weeks ended July 15, 2013.

•
Adjusted net income* was $0.3 million, or $0.02 per diluted share, for the twenty-eight weeks ended July 14, 2014, compared to Adjusted net income of $0.3 million or $0.01 per diluted share, for the twenty-eight weeks ended July 15, 2013.

(*) Adjusted EBITDA and Adjusted net income (loss) are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income (loss) to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen, commented, "We delivered another outstanding quarter of financial results. The strength of our business, as highlighted by a 7.5% increase in comparable restaurant sales during the quarter, reflects the passion and commitment of our team, and their ongoing advocacy continues to drive the awareness of the Zoës brand."

Miles added, "We opened seven new Zoës Kitchen restaurants during the quarter and we remain on track to add 29 to 30 for the year, which would represent a 29% increase in our restaurant base for fiscal 2014. Our 2015 development plan is also well underway with 11 signed leases. We look forward to delivering goodness in these new communities with better-for-you menu options and our warm Southern hospitality. We continue to remain focused on our operating momentum and creating long-term shareholder value."

Second Quarter 2014 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 54.1% to $41.9 million in the twelve weeks ended July 14, 2014, from $27.2 million in the twelve weeks ended July 15, 2013. Restaurant sales for the twelve weeks ended July 14, 2014 were $41.8 million, an increase of 54.5% from the twelve weeks ended July 15, 2013.

Comparable restaurant sales increased 7.5% during the twelve weeks ended July 14, 2014, consisting of a 2.8% increase in traffic and a 2.7% increase in product mix, combined with a 2.0% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 70 restaurants as of July 14, 2014.

Restaurant contribution increased 59.4% to $8.8 million in the twelve weeks ended July 14, 2014 from $5.5 million in the twelve weeks ended July 15, 2013. As a percentage of restaurant sales, restaurant contribution margin increased 70 basis points to 21.2% as the Company benefited from the leverage of strong comparable restaurant sales coupled with improvements in labor and store operating expenses.

Net income for the twelve weeks ended July 14, 2014 was $1.1 million, or $0.06 per diluted share, compared to a net income of $0.4 million, or $0.03 per diluted share, for the twelve weeks ended July 15, 2013.

Adjusted net income was $0.8 million, or $0.04 per diluted share, for the twelve weeks ended July 14, 2014, compared to Adjusted net income of $0.6 million or $0.03 per diluted share, for the twelve weeks ended July 15, 2013.

2014 Fiscal Year to Date Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 50.5% to $88.2 million in the twenty-eight weeks ended July 14, 2014, from $58.6 million in the twenty-eight weeks ended July 15, 2013. Restaurant sales for the twenty-eight weeks ended July 14, 2014 were $87.9 million, an increase of 50.9% from the twenty-eight weeks ended July 15, 2013.

Comparable restaurant sales increased 6.5% during the twenty-eight weeks ended July 14, 2014, consisting of a 2.0% increase in traffic and a 2.7% increase in product mix, combined with a 1.8% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 70 restaurants as of July 14, 2014.

Restaurant contribution increased 56.0% to $18.2 million in the twenty-eight weeks ended July 14, 2014 from $11.7 million in the twenty-eight weeks ended July 15, 2013. As a percentage of restaurant sales, restaurant contribution margin increased 70 basis points to 20.7% as the Company benefited from the leverage of strong comparable restaurant sales coupled with improvements in labor and store operating expenses.

Net loss for the twenty-eight weeks ended July 14, 2014 was $8.9 million, or a loss of $0.56 per diluted share, compared to a net loss of $1.0 million, or a loss of $0.08 per diluted share, for the twenty-eight weeks ended July 15, 2013.

Adjusted net income was $0.3 million, or $0.02 per diluted share, for the twenty-eight weeks ended July 14, 2014, compared to Adjusted net income of $0.3 million, or $0.01 per diluted share, for the twenty-eight weeks ended July 15, 2013.

Development
The Company opened seven Company-owned restaurants during the twelve weeks ended July 14, 2014. For the twenty-eight weeks ended July 14, 2014, the Company has opened 20 Company-owned restaurants and acquired two franchised restaurants. As of July 14, 2014, there were 116 Company-owned restaurants and six franchised restaurants. As of August 28, 2014, the Company has opened three additional Company-owned restaurants bringing the total restaurant count to 125.

Subsequent Event
On August 19, 2014, a public offering of the Company's common stock was completed by the Company and certain of the Company's existing stockholders. A total of 5,175,000 shares were sold in the offering, including 675,000 shares sold pursuant to the full exercise of the underwriters' option. All of the shares in the offering were offered by selling stockholders, except for 94,100 shares offered by the Company, the proceeds of which were used by the Company to repurchase the same number of shares from certain of its officers.

FY 2014 Outlook
For the year ending December 29, 2014, the Company currently expects the following:

•	Restaurant sales between $167.0 million and $170.0 million.

•	Royalty and franchise fees of approximately $0.5 million.

•	Comparable restaurant sales growth of 5.0% to 6.0%.

•	29 to 30 Company-owned restaurant openings and acquisition of two franchise restaurants.

•	Restaurant contribution margin between 20.0% and 20.5%.

•
General and administrative expenses between $26.3 million and $27.1 million (inclusive of $6.4 million of equity-based compensation expense and $1.2 million of non-capitalized offering related expenses).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2014 financial results today at 5:00 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Jason Morgan, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13586771. The replay will be available until Thursday, September 4, 2014.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a calendar-adjusted basis that aligns current year sales weeks with comparable sales weeks in the prior year. As a result, our comparable restaurant sales calculation may not correspond exactly to the related fiscal periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on January 1, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense, management and consulting fees, loss on extinguishment of debt, Credit Facility interest expense, deferred financing costs, non-capitalized offering related expenses, and the provision for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted weighted average shares, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of January 1, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 125 locations in 15 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our final prospectus filed on August 15, 2014, including the sections thereof captioned "Forward-Looking Statements" and "Risk Factors." These filings and future filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 14, 2014	July 15, 2013	July 14, 2014	July 15, 2013
Revenue:
Restaurant sales	$41,761	$27,028	$87,879	$58,218
Royalty fees	127	158	275	347
Total revenue	41,888	27,186	88,154	58,565
Restaurant operating costs:
Cost of sales (excluding depreciation and amortization)	14,243	9,072	29,163	19,361
Labor	11,367	7,541	24,467	16,376
Store operating expenses	7,314	4,871	16,062	10,826
General and administrative expenses	4,465	2,492	16,733	6,185
Depreciation	2,088	1,324	4,501	2,869
Amortization	314	316	782	737
Pre-opening costs	443	245	1,259	741
Loss from disposal of equipment	38	81	51	130
Total operating expenses	40,272	25,942	93,018	57,225
Income (loss) from operations	1,616	1,244	(4,864)	1,340
Other expenses:
Interest expense, net	621	912	2,280	2,128
Loss on extinguishment of debt	—	—	978	—
(Gain) loss on interest cap	—	(15)	6	9
Total other expenses	621	897	3,264	2,137
Income (loss) before provision for income taxes	995	347	(8,128)	(797)
Provision (benefit) for income taxes	(124)	(76)	741	171
Net income (loss)	$1,119	$423	$(8,869)	$(968)
Net income (loss) per share:
Basic	$0.06	$0.03	$(0.56)	$(0.08)
Diluted	$0.06	$0.03	$(0.56)	$(0.08)
Weighted average shares of common stock outstanding:
Basic	19,269,746	12,561,414	15,812,901	12,561,414
Diluted	19,477,864	12,561,414	15,812,901	12,561,414

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 14, 2014	July 15, 2013	July 14, 2014	July 15, 2013
Revenue:
Restaurant sales	99.7%	99.4%	99.7%	99.4%
Royalty fees	0.3%	0.6%	0.3%	0.6%
Total revenue	100.0%	100.0%	100.0%	100.0%
Restaurant operating costs (1):
Cost of sales (excluding depreciation and amortization)	34.1%	33.6%	33.2%	33.3%
Labor	27.2%	27.9%	27.8%	28.1%
Store operating expenses	17.5%	18.0%	18.3%	18.6%
General and administrative expenses	10.7%	9.2%	19.0%	10.6%
Depreciation	5.0%	4.9%	5.1%	4.9%
Amortization	0.7%	1.2%	0.9%	1.3%
Pre-opening costs	1.1%	0.9%	1.4%	1.3%
Loss from disposal of equipment	0.1%	0.3%	0.1%	0.2%
Total operating expenses	96.1%	95.4%	105.5%	97.7%
Income (loss) from operations	3.9%	4.6%	(5.5)%	2.3%
Other expenses:
Interest expense, net	1.5%	3.4%	2.6%	3.6%
Loss on extinguishment of debt	—	—	1.1%	—
(Gain) loss on interest cap	—	(0.1)%	0.0%	0.0%
Total other expenses	1.5%	3.3%	3.7%	3.6%
Income (loss) before provision for income taxes	2.4%	1.3%	(9.2)%	(1.4)%
Provision (benefit) for income taxes	(0.3)%	(0.3)%	0.8%	0.3%
Net income (loss)	2.7%	1.6%	(10.1)%	(1.7)%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	July 14, 2014	December 30, 2013
Balance Sheet Data:
Cash and cash equivalents	$42,827	$1,149
Total assets	173,677	119,937
Total debt (1)	20,571	61,293
Total liabilities	51,738	86,358
Total stockholders' equity	121,939	33,579

(1) Includes $20.6 million and $19.9 million of deemed landlord financing as of July 14, 2014 and December 30, 2013, respectively.

	Quarter Ended
	July 14, 2014	April 21, 2014	December 30, 2013	October 7, 2013	July 15, 2013
Selected Operating Data:
Company-owned restaurants at end of period	116	109	94	85	79
Franchise-owned restaurants at end of period	6	6	8	8	8
Company-owned:
Comparable restaurant sales	7.5%	5.7%	3.8%	7.7%	5.5%
Units in the comparable base	70	63	55	52	50

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 14, 2014	July 15, 2013	July 14, 2014	July 15, 2013

	(Dollars in thousands)
Adjusted EBITDA:
Net income (loss), as reported	$1,119	$423	$(8,869)	$(968)
Depreciation and amortization	2,402	1,640	5,283	3,606
Interest expense, net	621	912	2,280	2,128
Provision (benefit) for income taxes	(124)	(76)	741	171
EBITDA	4,018	2,899	(565)	4,937
Asset disposals and loss on interest cap (1)	38	66	57	139
Management and consulting fees (2)	—	46	113	108
Equity-based compensation expense	72	14	6,192	45
Loss on extinguishment of debt	—	—	978	—
Pre-opening costs (3)	443	245	1,259	741
Offering related expenses (4)	142	—	526	—
Adjusted EBITDA	$4,713	$3,270	$8,560	$5,970

(1) Represents costs related to loss on disposal of equipment and gain (loss) on interest cap.
(2) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(4) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014 and our follow-on offering completed on August 19, 2014.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 14, 2014	July 15, 2013	July 14, 2014	July 15, 2013

Adjusted net income:
Net income (loss), as reported	$1,119	$423	$(8,869)	$(968)
Credit Facility interest expense (1)	—	475	787	1,054
Capitalized interest (2)	—	(26)	(38)	(58)
Loss on extinguishment of debt (3)	—	—	978	—
Deferred financing expense (4)	—	45	78	105
Management fees (5)	—	46	113	108
Equity-based compensation expense (6)	72	14	6,192	45
Offering related expenses (7)	142	—	526	—
Provision (benefit) for income taxes (8)	(124)	(76)	741	171
Pre-tax Adjusted net income	1,209	901	508	457
Estimated tax provision (8)	459	342	193	174
Adjusted net income	$750	$559	$315	$283

Adjusted net income per share:
Basic	$0.04	$0.03	$0.02	0.01
Diluted	$0.04	$0.03	$0.02	$0.01
Adjusted weighted average shares outstanding:
Basic (9)	19,269,746	19,269,746	19,269,746	19,269,746
Diluted (9)	19,477,864	19,269,746	19,626,795	19,269,746

(1) Represents interest expensed on outstanding balances for the Credit Facility. Adjusted effect shown as if balance was repaid as of January 1, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of the Credit Facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of the Credit Facility.
(4) Represents the deferred financing expense associated with our Credit Facility.
(5) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents equity-based compensation expense associated with the accelerated vesting of stock and stock options at the date of the IPO.
(7) Represents IPO and follow-on offering expenses that were not capitalized as part of the transaction. The expenses include legal, accounting and other expenses directly related to the offerings.
(8) For comparability the provision for taxes is added back to arrive at pre-tax Adjusted net loss; then an estimated 38% tax rate is applied to arrive at Adjusted net income.
(9) Basic shares are based on the number of shares outstanding at the date of the offering as if all shares had been outstanding as of January 1, 2013.